UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Center Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 27, 2009

TO THE SHAREHOLDERS OF CENTER FINANCIAL CORPORATION:

The Annual Meeting of Shareholders (the “Meeting”) of Center Financial Corporation will be held at the Olympic Office of Center Bank, 2222 West Olympic Boulevard, Los Angeles, California 90006 on Wednesday, May 27, 2009 at 6:00 p.m.

At the annual meeting, you will be asked to consider and vote on the following matters:

1. Election of Directors. Electing the following eight individuals to serve as directors until the next annual meeting of shareholders and until their successors are elected and qualified:

David Z. Hong	Peter Y.S. Kim
Jin Chul Jhung	Sang Hoon Kim
Chang Hwi Kim	Chung Hyun Lee
Kevin S. Kim	Jae Whan Yoo

2. Ratification of Appointment of Accountants. Ratifying the appointment of Grant Thornton, LLP as our independent registered public accounting firm for 2009.

3. Advisory Vote on Executive Compensation. Approving, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers.

4. Transacting such other business as may properly come before the Meeting and any and all adjournments thereof.

The Board of Directors recommends that you vote in favor of the election of the above nominees and in favor of Proposals 2 and 3.

Only shareholders of record at the close of business on March 30, 2009 are entitled to notice of and to vote at the annual meeting. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card in the postage paid envelope provided, so that as many shares as possible may be represented. The vote of every shareholder is important and we will appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting. If you hold your shares in certificate form and attend the Meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to vote your shares personally at the Meeting. Please indicate on the proxy whether or not you expect to attend.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

DATED: April 28, 2009	By Order of the Board of Directors Lisa Kim Pai Secretary

Important Notice Regarding the Availability of Proxy Materials for the

2009 Annual Meeting of Shareholders to be held on May 27, 2009

This proxy statement and the Company’s 2008 Annual Report to Shareholders are available electronically at

www.centerbank.com

CENTER FINANCIAL CORPORATION

3435 Wilshire Boulevard, Suite 700

Los Angeles, California 90010 (213)

251-2222

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 27, 2009

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Center Financial Corporation (the “Company”) to be held at the Olympic Office of Center Bank (the “Bank”), 2222 West Olympic Boulevard, Los Angeles, California 90006, at 6:00 p.m., on Wednesday, May 27, 2009, and at any and all adjournments thereof.

It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on approximately April 28, 2009.

The matters to be considered and voted upon at the Meeting will be:

1. Election of Directors. To elect eight individuals to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

2. Ratification of Appointment of Accountants. To ratify the appointment of Grant Thornton, LLP as our independent registered public accounting firm for 2009.

3. Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers.

4. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

Revocability of Proxies

A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. (Any shareholder who holds shares in certificate form and attends the Meeting may simply revoke his or her previously submitted proxy and vote their shares at that time. Shareholders whose shares are held by a broker or are otherwise not registered in their own names will need additional documentation from their record holder to vote any shares personally at the Meeting.) Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted in favor of the election of the nominees for directors set forth herein, in favor of Proposals 2 and 3 and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The solicitation of the Proxy accompanying this Proxy Statement is made by the Company’s Board of Directors, and the Company will bear the costs of such solicitation, including preparation, printing and mailing costs. The proxies will be solicited principally through the mails, but directors, officers and employees of the Company may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in the Company is held of record by such entities, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company may pay for and utilize the services of individuals or companies it does not regularly employ in connection with this solicitation of proxies, if management determines it advisable.

VOTING SECURITIES

There were 16,789,080 shares of the Company’s common stock issued and outstanding on March 30, 2009, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. There were also 55,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (the “Preferred Stock”), issued and outstanding on the record date. The Preferred Stock does not have voting rights at the 2009 Annual Meeting. As used in this proxy statement, the term “shareholder” means a holder of common stock, unless the context requires otherwise. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date, except that in connection with the election of directors, the shares are entitled to be voted cumulatively if a candidate’s or candidates’ name(s) have been properly placed in nomination prior to the voting and a shareholder present at the Meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The eight candidates receiving the highest number of votes will be elected. If cumulative voting is declared at the Meeting, votes represented by Proxies delivered pursuant to this Proxy Statement may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Board of Directors. Shares represented by proxies that are marked with instructions to “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention or otherwise) will not be counted in determining the number of votes cast for those persons.

For all other matters, including the ratification of the appointment of our accountants and the non-binding advisory vote on executive compensation, a majority of votes cast shall decide the outcome of each matter submitted to the shareholders at the Meeting. Abstentions will be included in the vote totals and, as such, will have the same effect on proposals as a negative vote. Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in the vote totals and, as such, will have no effect on any proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than 5% of the outstanding common stock of the Company as of March 30, 2009, except for Sang Hoon Kim, who is a member of the Company’s Board of Directors; and Dimensional Fund Advisors LP. Information concerning the stock ownership of the Company’s executive officers, directors and nominees for director is set forth below under “PROPOSAL 1: ELECTION OF DIRECTORS.” The following table furnishes information concerning Dimensional Fund Advisors LP:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class[1]
Common Stock	Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,026,523	[2]	6.11%[1]

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not fewer than six nor more than eleven until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The exact number of directors is presently fixed at eight.

The first eight persons named below, all of whom are present members of the Board of Directors, will be nominated for election to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes will be cast pursuant to the enclosed Proxy in such a way as to effect the election of said eight nominees, or as many thereof as possible under applicable voting rules. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

The following table sets forth certain information with respect to (i) each of the persons to be nominated by the Board of Directors for election as directors, (ii) each of the Company’s directors and executive officers, and (iii) the directors and executive officers of the Company as a group:

[1]	As the information concerning this shareholder is based on a Schedule 13G filed with the SEC, the numbers of shares reported are as of December 31, 2008, but the percentage is based on the number of shares of Center Financial’s common stock issued and outstanding on March 30, 2009.

[2]	Based solely on a Schedule 13G as of December 31, 2008, filed with the SEC on February 9, 2009 by Dimensional Fund Advisors LP (“Dimensional”), a registered investment advisor as defined in applicable SEC rules. Dimensional has sole voting and sole dispositive power with respect to all shares reported.

			Director Since	Common Stock Beneficially Owned on March 30, 2009
Name, Address and Offices Held with Company[3]	Principal Occupation for the Past Five Years	Age		Number of Shares[4]		Vested Option Shares[5]	Percentage of Shares Outstanding[6]
Peter Y. S. Kim Chairman of the Board	President and Chairman, Harbor Express, Inc., Gold Point Transportation, Inc., Bridge Warehouse, Inc. (Trucking); President, 3Plus Logistics	60	2000 (1998)[7]	570,724	[8]	10,000	3.40%

David Z. Hong Director	Retired (formerly accountant, David Hong Accounting Service)	79	2000 (1985)[7]	766,262	[9]	10,000	4.56%

Jin Chul Jhung Director	President and Chairman, Royal Imex, Inc. (Importing and Wholesale)	65	2000 (1998)[7]	219,234	[10]	10,000	1.31%

Chang Hwi Kim Director	President, Maxion Inc. (Home Entertainment)	66	2000 (1989)[7]	714,724	[11]	10,000	4.26%

Kevin S. Kim Director	Attorney Kevin S. Kim & Associates	51	2008 (2008)[7]	—		—	n/a

Sang Hoon Kim Director	Retired Chairman and Chief Executive Officer, Tmecca.com [12]	68	2000 (1985)[7]	1,084,450	[13]	10,000	6.46%

(3)	All offices held apply to both Center Financial Corporation and Center Bank unless otherwise indicated. The business address of each of the directors and executive officers is 3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010.

(4)	Except as otherwise noted, may include shares held by such person's spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or such person's spouse) is the sole beneficiary and has pass-through voting rights and investment power.

(5)	Consists of option shares which are vested or will vest within 60 days of March 30, 2009 pursuant to the Company’s 2006 Stock Incentive Plan, as amended. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year-End” and “ – Compensation of Directors.”

(6)	This percentage is based on the total number of shares of the Company’s common stock outstanding, plus the number of option shares for the applicable individual or group which are vested or will vest within 60 days of March 30, 2009 pursuant to the Company’s 2006 Stock Incentive Plan, as amended. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year-End” and “ – Compensation of Directors.”

(7)	Year first elected or appointed a director of Center Bank.

(8)	All of these shares are pledged.

(9)	Consists of 618,282 shares held personally by Mr. Hong; and 192,980 shares held by two charitable remainder trusts of which Mr. Hong is a trustee and beneficiary, and in which Mr. Hong has proportional pecuniary interests of approximately 71% and disclaims beneficial ownership of the remaining 29%. Mr. Hong has sole voting and investment power as to all 192,980 shares held by these trusts.

(10)	Includes 30,740 shares held by Royal Imex, Inc., of which Mr. Jhung is President, Chairman and sole shareholder, as to which shares Mr. Jhung has sole voting and investment power.

(11)	Includes 18,364 shares owned by Chang Hwi Kim's adult children, as to which shares Mr. Kim has sole voting and investment power pursuant to an agreement with the record owners of the shares.

(12)	Sang Hoon Kim served as Chairman and Chief Executive Officer of Tmecca.com, an on-line provider of professional books and magazines, from 2001 until he retired from this position in April 2006.

(13)	Includes 1,855 shares held by Saymee K, Inc., of which Sang Hoon Kim’s adult son is President and a majority shareholder; 598,527 shares owned by Mr. Kim’s adult children, 271,418 of which are pledged; and 7,812 shares held by other relatives of Mr. Kim, as to all of which shares Mr. Kim has sole voting and no investment power pursuant to agreements with the record owners of the shares. Also includes 274,524 shares held by Mr. Kim’s wife as separate property, all of which are pledged, as to which shares Mr. Kim has shared voting and investment power. Mr. Kim also owns 201,732 shares directly.

(Table continued on following page.)

			Director Since	Common Stock Beneficially Owned on March 30, 2009
Name, Address and Offices Held with Company[3]	Principal Occupation for the Past Five Years	Age		Number of Shares[4]		Vested Option Shares[5]	Percentage of Shares Outstanding[6]
Chung Hyun Lee Director	President, NuArt International, Inc. (Cosmetics Importing)	67	2000 (1985)[7]	58,286	[8]	10,000	*

Jae Whan Yoo President, Chief Executive Officer and Director	President and Chief Executive Officer, Center Bank and Center Financial Corporation[14]	60	2007 (2007)[7]	1,600		66,666	*

Lisa Kim Pai Executive Vice President, General Counsel, Corporate Secretary and Chief Risk Officer	Executive Vice President and General Counsel, Center Bank and Center Financial Corporation[15]	49	n/a	26,500		20,000	*

Lonny D. Robinson Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, Center Bank and Center Financial Corporation[16]	51	n/a	–		20,000	–

Jason K. Kim Senior Vice President and Chief Credit Officer	Senior Vice President and Chief Credit Officer, Center Bank	42	n/a	30,000		21,160	*

Sook Kyong Goo Senior Vice President and Chief Operations Officer	Senior Vice President and Chief Operations Officer, Center Bank[17]	55	n/a	–		6,000	–

Directors and Executive Officers as a Group (12 persons)				3,471,780		193,826	20.68%

(Certain footnotes appear on previous page.)

[14]

Prior to assuming these positions in January 2007, Mr. Yoo served as President, Chief Executive Officer and director of Hanmi Financial Corporation (“Hanmi Financial”) and Hanmi Bank in Los Angeles from July 2003 to December 2004; and in various roles of increasing responsibilities, most recently Executive Vice President, of Korea Citibank (formerly KorAm Bank) in Seoul, South Korea from 1991 to June 2003.

[15]

Prior to assuming these positions in February 2007, Ms. Pai served in private legal practice with Kim Pai & Associates in Pasadena, California since November 2006; as acting General Counsel And Corporate Secretary of Nara Bancorp in Los Angeles from June 2005 to October 2006; in private practice with The Law Offices of Lisa Pai in Los Angeles, California from February 2005 until May 2005; as Senior Vice President, General Counsel And Corporate Secretary of Hanmi Bank and Hanmi Financial in Los Angeles from its acquisition of Pacific Union Bank in May 2004 until January 2005; and in various positions with Pacific Union Bank in Los Angeles from 1994 until its sale to Hanmi Financial in 2004, most recently as Senior Vice President, General Counsel and Corporate Secretary since 2000.

[16]

Mr. Robinson was appointed to these positions on April 9, 2007. Previously, he served as our Interim Chief Financial Officer since February 12, 2007; as project specialist for the Louisville, Kentucky office of Resources Global Professionals (a multi-national professional service firm), where he provided consulting services to financial institutions (including the Company from January through April 2006) from July 2004 to February 2007; as Chief Administrative Officer of Lightyear Communications in Louisville from January to May 2004; and as President of First Bank, also in Louisville, from July 2002 to December 2003.

[17]

Prior to assuming these positions in August 2007, Mrs. Goo served as Senior Vice President and Chief Operations Officer at Hanmi Bank since October 2006; and as Senior Vice President and Operations Administrator of Hanmi Bank from May 2004 to September 2006.

*	Less than 1%.

CORPORATE GOVERNANCE

General

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has fully implemented the corporate governance requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”).

Code of Ethics

We have adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics may be found on our web site, “www.centerbank.com” under the topic “Governance.” We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics on this web site.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits the Company from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

Director Independence

General. The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit, Compensation, and Nomination and Governance Committees are comprised solely of independent directors in accordance with applicable SEC and Nasdaq requirements. The Board has determined that all of its directors, other than the President and Chief Executive Officer, are “independent” as that term is defined by Nasdaq rules.

Executive Sessions. The independent directors meet regularly in executive session without any members of management present.

Director Attendance

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2008, the Board of Directors of the Company held a total of six meetings. Each incumbent director of the Company who served as a director during 2008 attended at least 75% of the aggregate of (1) the total number of such Board meetings and (2) the total number of meetings held by all committees of the Board on which such director served during 2008 (or during such shorter period as such person served as a director during 2008).

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Our policy is that all directors are expected to attend each annual meeting of shareholders unless personal or family illness or other compelling personal or business circumstances prevent attendance. All of our then current directors attended our annual meeting of shareholders in 2008.

Board Performance Reviews

Beginning in 2009, the Board will conduct annual self-evaluations to determine whether it and its committees are functioning effectively. The Nomination and Governance Committee (the “Governance Committee”) will establish criteria for and oversee the Board’s self-evaluation of its performance, and report annually to the Board with an overall assessment of such Board’s performance. The assessment will review the Board’s contribution to the Company and identify areas in which the Board or management believes the Board could improve.

Shareholder Communications with Board of Directors

Shareholders may communicate with the Board of Directors or with any individual director by mailing a communication to the Company’s principal executive offices addressed to the Board of Directors or to the individual director, to the attention of the Company’s Corporate Secretary. The letter should indicate that the author is a shareholder, and whether he or she owns his or her shares in street name. Depending on the subject matter, management of the Company will: (i) forward the communication to the director or directors to whom it is addressed; (ii) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s business; or (iii) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be made available to all directors.

Director Nomination Procedures, Qualifications and Related Matters

Procedure for Consideration of Director Nominees. Prior to making any recommendations to the Board concerning the nomination of directors for each year’s annual meeting, the Nomination and Governance Committee shall (i) evaluate the performance, attendance records of, and any loans or other transactions between the Company or the Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Company; (iii) consider the need to augment the Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Company, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommendation.

The Governance Committee shall consider recommendations from directors, officers and employees of the Company and the Bank, as well as persons recommended by shareholders of the Company, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

Director Qualifications. In considering possible candidates for election as a director, the Governance Committee shall be guided by the principle that each director should: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Company; (iii) have the ability and willingness to devote sufficient time to the affairs of the Company; (iv) have a meaningful financial stake in the Company so as to assure that every director’s interests are aligned with those of the shareholders; (v) be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage; (vi) have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate accounting and finance; (vii) have an excellent personal and professional reputation in and commitment to one or more communities in which the

Company does business; (viii) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (ix) have the ability and desire to exercise independent thinking when considering matters brought before the Board, and not be unduly influenced by the opinions of others; (x) have no conflict of interest that would interfere with his or her performance as a director; (xi) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency; (xii) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the geographic area served by the Company and its subsidiaries; and (xiii) live or work within 100 miles of an existing or proposed office of the Bank.

In considering the desirability of any particular candidate as a potential director, the Governance Committee shall also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances, including the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company.

While the Board and the Governance Committee believe that every director should possess as many of the foregoing attributes as possible, the Governance Committee has not recommended, and the Board has not established, any specific group of such attributes to be considered “minimum qualifications” for serving as a director.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Governance Committee shall follow the same principles outlined above, and shall request of any potential nominee such information, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of the Company’s existing directors and executive officers each year in connection with the preparation of the Company’s proxy materials, as the Governance Committee deems necessary to enable it to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to the SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a shareholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding the candidate’s qualifications to be director; (v) the number of shares of the Company’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected; (vii) information regarding any relationship or understanding between the proposing shareholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to the Company all information (including the completion of a Directors’ and Officers’ Questionnaire as described above) as the Company deems necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the shareholder giving the notice (a) the name and address of the shareholder and (b) the number of shares of the Company’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedures for nominating directors (as opposed to making recommendations pursuant to the above procedure), other than by the Company, are set forth in our Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to and received by the Secretary of the Corporation not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the Corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received by the Secretary of the Corporation not later than the close of business on the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) seven (7) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws…. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder and the beneficial owner, if any, on whose behalf the nomination is made; and (e) the number of shares of voting stock of the Corporation owned beneficially and of record by the notifying shareholder and such beneficial owner.”

For our 2010 Annual Meeting of Shareholders, written notice of intention to make any nominations must be received no later than December 29, 2009.

COMMITTEES OF THE BOARD

Audit Committee

General. The Board of Directors has, among others, a standing Audit Committee, of which director David Z. Hong is Chairman and all other non-employee directors are members. All of the members of the Audit Committee are “independent” as defined by the rules of Nasdaq and the SEC, and no member of the Audit Committee, other than in his capacity as a member of the Board of Directors or the Audit Committee, may accept any consulting, advisory or other compensatory fee from the Company. Each Audit Committee member also meets Nasdaq’s financial knowledge requirements and has substantial experience as the chief executive officer or equivalent of his respective business or profession. Two members of the audit committee have the requisite financial sophistication required for at least one member of the audit committee under the rules of Nasdaq. The Board of Directors has determined that Kevin S. Kim is an “audit committee financial expert” as defined under the SEC’s rules.

During the fiscal year ended December 31, 2008, the Audit Committee held a total of twelve meetings. The purpose of the Audit Committee is to monitor the quality and integrity of the Company’s accounting, auditing, internal control and financial reporting practices. The Committee selects the Company’s independent accountants, reviews the independence and performance of the independent accountants, and makes certain that the independent accountants have the necessary freedom and independence to freely examine all of the Company’s records. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent accountants, with certain de minimis exceptions. Prior to the public release of annual and quarterly financial information, the Committee discusses with Management and the independent accountants the results of the independent accountants’ audit or limited review procedures associated with this information. The Committee oversees internal audit activities, including reviewing the internal audit plan, discussing various internal audit issues with Management, reviewing and concurring in the appointment or replacement of the director of the internal audits, and confirming and assuring the objectivity of internal audits. The Audit Committee also has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code.

Audit Committee Charter. The Board of Directors has adopted an Audit Committee charter, which outlines the purpose of the Audit Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.centerbank.com” under the topic “Governance.”

Audit Committee Report. Our Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the year ended December 31, 2008. The committee has discussed with our independent public accountants, which are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 114, including their judgments as to the quality of our financial reporting. The committee has received from the independent public accountants written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent public accountants the firm’s independence from management and the Company. In considering the independence of our independent public accountants, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page 22 below. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

In reliance on the review and discussions described above, the Committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Submitted by:
David Z. Hong, Chairman

Jin Chul Jhung	Kevin S. Kim
Chang Hwi Kim	Peter Y. S. Kim
Kevin S. Kim	Chung Hyun Lee

Nomination and Governance Committee

General. The Board has a standing Nomination and Governance Committee (the “Governance Committee”) of which director Jin Chul Jhung is Chairman and all other non-employee directors are members. The Governance Committee met three times during 2008. All of the members of the Governance Committee are “independent” directors under the Nasdaq rules. The primary purposes of this committee are to (i) identify qualified candidates for director, evaluate the incumbent directors whose terms expire at each upcoming annual meeting, and recommend to the Board the director nominees for each annual meeting of shareholders; (ii) determine desired Board member skills and attributes and annually review and update the criteria for evaluating candidates for directors; (iii) annually evaluate the size and composition of the Board and each committee in light of the operating requirements of the Company and existing corporate governance trends; (iv) conduct searches as needed for prospective directors with the desired skills and attributes, and conduct reviews as appropriate into the background and qualifications of director candidates; (v) consider bona fide candidates recommended by shareholders for nomination for election to the Board in accordance with the policies and procedures set forth in the Governance Committee’s charter; (vi) retain and compensate third party search firms to assist in identifying or evaluating potential nominees to the Board, if necessary; (vii) assess and report annually to the Board concerning the effectiveness and performance of the Board and Board committees as well as the effectiveness of the relationship between the Board and management, and identify areas in which the Board or management believes the Board could improve; (viii) monitor the orientation and continuing education program for directors; (ix) annually review and assess the adequacy of the Company’s Corporate Governance Guidelines in light of applicable legal and regulatory requirements; (x) annually review and assess the adequacy of the Company’s Code of Ethics; (xi) have ultimate responsibility for determining matters of interpretation with respect to the non-audit related portions of the Code of Ethics and for making all final decisions concerning any disciplinary actions relating to those portions of the Code; and (xii) periodically review the Company’s succession plans and make recommendations to the Board of Directors with respect to management and director succession.

We do not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board and the Governance Committee have adopted specific policies and procedures concerning the director nomination process, in accordance with which the Governance Committee considers various matters and criteria and on that basis recommends the proposed slate of nominees to the full Board. The specific procedures and criteria which the Governance Committee follows and considers in making its decisions concerning recommended nominations for directors are described above under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

Committee Charter. The Board of Directors has adopted a Nomination and Governance Committee charter, which outlines the purpose of the Governance Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.centerbank.com” under the topic “Governance.”

Compensation Committee

The Board also has a standing Personnel and Compensation Committee (the “Compensation Committee”), of which director Chang Hwi Kim is Chairman and all other non-employee directors are members. The Compensation Committee met seven times during 2008. All of the members of the Compensation Committee are “independent” directors under the Nasdaq rules. The primary functions of this committee are to (i) establish, implement and continually monitor adherence with the Company’s compensation philosophy; (ii) review and approve the corporate goals and objectives relevant to the compensation of our CEO, evaluate the CEO’s performance in light of these goals and objectives, and determine and approve any discretionary elements of the CEO’s compensation based on this evaluation; (iii) annually approve the compensation arrangements for “senior officers” (i.e., executive officers and other officers with the title of Executive Vice President or above) and approve or modify the CEO’s recommendations concerning annual bonuses, salary increases and any other compensation for such officers; (iv) review and approve the selection, retention and/or termination of any such officers; (v) monitor compensation trends, solicit independent advice where appropriate, and ensure that executive compensation plans are sufficient to attract and retain high quality executives; (vi) annually review the compensation paid to non-employee directors and make recommendations to the Board regarding such compensation, provided that no member of the Committee may act to fix his or her own compensation except for uniform compensation paid to directors for their services as a director; (vii) review executive officer compensation for compliance with applicable laws and regulations; (viii) during the period of the Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (see discussion in “COMPENSATION DISCUSSION AND ANALYSIS”), taking necessary actions to comply with any applicable compensation-related restrictions and requirements related to the Capital Purchase Program, including, without limitation, conducting, in consultation with the Company’s senior risk officers, the required annual review of the Company’s incentive compensation arrangements for “senior executive officers” (currently the same as the Company’s Named Executive Officers) and making reasonable efforts to ensure that such arrangements do not encourage such officers to take unnecessary and excessive risks that threaten the value of the Company; (ix) consider and make recommendations to the Board of Directors concerning the Company’s equity-based compensation plans, including any proposed new plans or changes to existing plans; (x) to the extent authorized by the Board, administer and implement such plans, including, but not limited to approving stock option grants to the Company’s Named Executive Officers; (xi) review and approve any renewals of the CEO’s employment contract and set his compensation levels for such contract based on market peer banks’ comparable compensation and other relevant factors at the time of renewal; (xii) annually approve bonuses for all employees; (xiii) review and approve any employment agreements, salary continuation agreements or other contractual arrangements with any officers; (xiv) produce an annual report on executive compensation, and review and approve the Compensation Discussion and Analysis appearing in the Proxy Statement, which report shall include a certification that the Compensation Committee has completed the risk assessment requirements related to the Capital Purchase Program during the period of the Company’s participation in this program; and (xv) review and make recommendations to the Board concerning personnel policies and any similar documents relating to personnel matters which require Board approval.

Compensation Committee Charter. The Board of Directors has adopted a Compensation Committee charter, which outlines the purpose of the Compensation Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.centerbank. com” under the topic “Governance.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The persons named in the report below were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2008. None of these individuals has ever been an officer or employee of Center Financial Corporation or any of its subsidiaries. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Committee Report. In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

The Committee further certifies that it has reviewed with the Company’s senior risk officers the incentive compensation arrangements for the Company’s Named Executive Officers and has made reasonable efforts to ensure that such arrangements do not encourage the Company’s Named Executive Officers to take unnecessary or excessive risks that threaten the value of the Company.

Submitted by the Compensation Committee of the Board of Directors.

Chang Hwi Kim, Chairman

David Z. Hong	Peter Y. S. Kim
Jin Chul Jhung	Sang Hoon Kim
Kevin S. Kim	Chung Hyun Lee

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its 2008 fiscal year, no director, executive officer or beneficial owner of 10% or more of the Company’s common stock failed to file, on a timely basis, reports required during or with respect to this period by Section 16(a) of the Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS

General

This section addresses the Company’s compensation programs, philosophy and objectives, including the process for making compensation decisions, the role of management in the design of such program, and the Company’s 2008 executive compensation components. The discussion is intended to address the factors most relevant to understanding what our compensation programs are designed to reward, including the essential elements of compensation, why we choose to pay each element of compensation, how we determine the amount of each compensation element, and how each compensation element fits into our overall compensation objectives and affects decisions regarding other compensation elements.

Compensation Philosophy

The Company’s executive compensation programs, including those for its banking subsidiary, Center Bank, are designed to attract and retain high quality executive officers that are critical to its long-term success. The Company’s Board and management believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and to align the executives’ interests with those of the shareholders by rewarding performance based on the above established goals, with the ultimate goal of improving shareholder value.

Base compensation levels for the Named Executive Officers are established based on the officer’s roles and responsibilities, compensation of executives at comparable companies who perform similar duties, and prior year compensation. Bonus and equity compensation have historically been based on both corporate and individual performance objectives, which include asset and revenue growth, asset quality, identification of strategic opportunities, core earnings performance, regulatory compliance and personnel management.

Process for Making Compensation Decisions

Role of the Executive Officers. On the anniversary of the hiring date of the Named Executive Officers, the Chief Executive Officer (the “CEO”), assisted by the Manager of Human Resources, conducts an annual performance evaluation process for each of the Named Executive Officers, other than himself. As part of each annual performance evaluation, he considers, among other key factors, (i) financial performance, (ii) the executives’ contribution to meeting the Company’s overall goals, (iii) the executives’ performance of job responsibilities and achievement of individual and/or departmental objectives, and (iv) management and leadership skills, including effective communication, problem solving and business development.

Based on this evaluation, the CEO determines recommendations for each such officer for salary adjustments, including merit increases, and annual incentive bonus amounts, and submits such recommendations to the Compensation Committee for its approval. The majority of each Named Executive Officer’s incentive bonus payment has historically been determined by various performance-related factors, including the Company’s financial performance relative to that year’s pre-tax earnings goal. The Compensation Committee reviews the CEO’s recommendations and can modify a recommended amount in its discretion. Recommendations by the CEO for the grant of stock or option awards to Named Executive Officers under the Company’s equity compensation plan are also submitted to the Compensation Committee for approval at this time to assure that the committee considers the other elements of proposed compensation at the same time.

Role of the Compensation Committee. The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee’s decisions are designed to ensure that the total compensation paid to the Named Executive Officers is fair, reasonable and competitive (generally, the types of compensation and benefits provided to the Named Executive Officers are similar to those of other officers of similar positions at comparable companies). The Compensation Committee is also responsible for (i) reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluating the CEO’s performance in light of these goals and objectives, and (iii) determining and approving any discretionary elements of the CEO’s compensation based on this evaluation. Additionally, the Compensation Committee has reviewed compensation levels for the Named Executive Officers and has approved or modified the CEO’s recommendations concerning annual bonuses and salary increases for Named Executive Officers.

The Compensation Committee also periodically reviews the compensation levels of the Board of Directors. In its review, the Compensation Committee looks to ensure that the compensation is fair and reasonably commensurate to the amount of work required both from the individual directors and from the Board in the aggregate.

To achieve these goals and objectives, the Compensation Committee has sought to maintain an executive compensation program that is set at competitive levels relative to comparable public financial services institutions with comparable performance. The Compensation Committee has determined base compensation, targeted bonuses and targeted equity-based compensation for all Named Executive Officers.

Effect of the Company’s Participation in the U.S. Treasury Department’s Capital Purchase Program

On December 12, 2008, as part of the U.S. Treasury Department’s Capital Purchase Program portion of the Troubled Asset Relief Program (the “CPP” or the “Capital Purchase Program”), the Company sold 55,000 shares of Preferred Stock to the U.S. Treasury Department (the “Treasury Department”) at an aggregate purchase price of $55 million (the “Treasury Preferred Stock”), along with a warrant to purchase 864,780 shares of Common Stock at an initial exercise price of $9.54 per share. As a result of this transaction, the Company became subject to certain executive compensation requirements under the Capital Purchase Program, the Emergency Economic Stabilization Act of 2008 (“EESA”), and related Treasury Department regulations. Those compensation requirements apply the Company’s “Senior Executive Officers” (“SEOs”) who in this case are identical to the Named Executive Officers discussed in this proxy statement.

The requirements may be summarized as follows:

•	A prohibition on providing incentive compensation arrangements that encourage SEOs to take unnecessary and excessive risks;

•

The Compensation Committee must review SEO incentive compensation arrangements with senior risk officers to ensure that SEOs are not encouraged to take such risks and must meet annually with senior risk officers to discuss and review the relationship between risk management policies and practices and the SEO incentive compensation arrangements;

•

Recovery of any bonus or incentive compensation paid to an SEO where the payment was later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate;

•	Limits on the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service; and

•	The Company’s tax deduction for compensation paid to any SEO is limited to $500,000 annually.

Effect of the American Reinvestment and Recovery Act of 2009

The American Recovery and Reinvestment Act of 2009 (the “Stimulus Bill”), enacted in February 2009, amended the executive compensation and corporate governance provisions of the EESA and contains expansive new restrictions on executive compensation for participants in the CPP.

Key features of the Stimulus Bill as applicable to the Company are as follows:

•

A prohibition of the payment of any “bonus, retention award, or incentive compensation” to our Named Executive Officers until the Treasury Preferred Stock has been redeemed. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009;

•

“Long-term” restricted stock is excluded from this bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after the Treasury Preferred Stock has been redeemed, and any other conditions which the Treasury Department may specify have been met;

•

Prohibition on any payment to any SEO or any of the next five most highly-compensated employees upon termination of employment for any reason until after the Treasury Preferred Stock has been redeemed;

•

Recovery is required of any bonus or other incentive payment made on the basis of materially inaccurate financial or other performance criteria that is paid to the SEOs or any of the next 20 most highly compensated employees;

•	Prohibition on compensation plans that “encourage” earnings manipulation;

•	A requirement that the CEO and CFO provide a written certification of compliance with the executive compensation restrictions the Stimulus Bill in the Company’s annual filings with the SEC;

•	Implementation of a Company-wide policy regarding excessive or luxury expenditures; and

•

The Treasury Department will review bonuses, retention awards, and other compensation paid to the SEOs and the next 20 most highly-compensated employees of each company receiving CPP funds before the Stimulus Bill was enacted, and to “seek to negotiate” with the recipient and affected employees for reimbursement if it finds any such payments were inconsistent with the CPP or otherwise in conflict with the public interest.

The Stimulus Bill requires both the Treasury Department and the SEC to issue rules to implement these new executive compensation restrictions. As a result, until the Treasury Department and the SEC publish their new rules, many aspects of the above restrictions will not be clear.

After the Treasury Department and the SEC publish these rules, the Compensation Committee will consider these new limits on executive compensation and determine how they impact the Company’s executive compensation program.

Objectives of Our Compensation Strategy

The Compensation Committee has followed certain fundamental objectives to ensure the effectiveness of the Company’s compensation strategy. These objectives include the following:

Internal and External Fairness. The Compensation Committee recognizes the importance of perceived fairness of compensation practices both internally and externally. The Compensation Committee has evaluated the overall economic impact of the Company’s compensation practices and, when and if the Committee deems necessary, will consult with independent outside consultants in the evaluation of contractual obligations and compensation levels.

Performance-Based Incentives. The Compensation Committee believes that the establishment of financial incentives for the Named Executive Officers who meet certain objectives is critical to providing proper motivation to the Named Executive Officers, and thereby assisting the Company in meeting its long-term growth and financial goals. Historically, the Committee has established incentives for the Named Executive Officers other than the CEO, based on objectives and goals which served as guidelines only, and has determined bonuses for those individuals on a discretionary basis, after into account taking both objective and subjective factors. In view of the Company’s participation in the CPP and particularly the enactment of the Stimulus Bill, the Committee intends to re-evaluate the entire issue of financial incentives for its Named Executive Officers after the Treasury Department and the SEC have issued appropriate implementing rules and/or clarifying guidance.

Shareholder Value and Long-Term Incentives. The Compensation Committee believes that the long-term success of the Company and its ability to consistently increase shareholder value is dependent on its ability to attract and retain skilled executives. The Company’s compensation strategy engages equity-based compensation to align the interests of the Named Executive Officers with those of our shareholders.

Full Disclosure. The Compensation Committee seeks to provide full disclosure to the Board of Directors regarding compensation practices and issues, to ensure that all directors understand the implications of the Committee’s decisions. The Compensation Committee has reviewed the compensation practices of peers and considered the Named Executive Officers’ individual efforts and contributions to the Company’s performance, and has also reviewed various subjective measures in determining the adequacy and appropriateness of the Named Executive Officers’ compensation. The Compensation Committee takes into account the performance of the Named Executive Officers as well as their longevity with the Company, and recognizes that competition among financial institutions for attracting and retaining senior management executives has become more intense in the past few years. The Compensation Committee takes such market considerations into account to ensure that the Company is providing appropriate long-term incentives to enable it to continue to attract new senior management executives and to retain the ones it already employs. The Committee also considers general economic conditions and the Company’s past practices in making its compensation decisions.

Measures of Achieving Performance Objectives

The Compensation Committee has established various processes to assist it in ensuring that the Company’s compensation program is achieving its objectives. Among these are:

Assessment of Company Performance. The Committee uses Company performance measures in two ways. In establishing total compensation ranges, the Committee considers various measures of Company and industry performance, including asset growth, earnings per share, return on assets, return on equity, total shareholder return and the effective execution of the Company’s growth strategy. The Committee does not apply a specific formula or assign these performance measures designated relative weights. Instead, it makes a subjective determination after considering such measures collectively.

Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the CEO and the other Named Executive Officers. The CEO’s compensation is governed by his employment contract, which is described below. For the other Named Executive Officers, the Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board’s interactions with the officer. As with the CEO, the performance evaluation of these executives is based on their contributions to the Company’s performance and other leadership accomplishments.

Total Compensation Review. The Committee reviews each Named Executive Officer’s base pay, bonus and equity incentives annually. In addition to these primary compensation elements, the Committee reviews the perquisites and other compensation and payments that would be required under various severance and change-in-control scenarios. Following the 2008 review, the Committee determined that these elements of compensation were reasonable in the aggregate.

Executive Compensation Components

For the fiscal year ended December 31, 2008, the principal components of compensation for Named Executive Officers were (i) base salary; (ii) performance-based incentive bonuses; (iii) equity incentives; (iv) retirement and other benefits; and (v) perquisites and other personal benefits. Of the five Named Executive Officers who served during 2008, only Jae Whan Yoo, our President and CEO, has a written employment agreement that governs the terms of his compensation. In addition to specifying compensation terms and personal benefits, his employment agreement provides for certain retirement benefits and potential payments upon termination of employment for a variety of reasons, including a change in control of the Company. His employment agreement is described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Potential Payments Upon Termination or Change in Control – Employment and Resignation Agreements.” Our policies and practices for each of the principal compensation components are explained in the following paragraphs.

Base Salaries. Base salaries for our Named Executive Officers other than the CEO are dependent on the scope of their responsibilities, taking into account competitive market compensation paid by similar companies for comparable positions. Generally, we believe that executive base salaries should be targeted near the median range for executives in similar positions with similar responsibilities at comparable companies. Our Compensation Committee considers and approves our CEO’s recommendations (after any modifications) concerning base salaries for these other Named Executive Officers, including merit increases. As part of this process, the Committee considers relevant market practices by reviewing the data on peer companies of similar size, growth potential and market area. Base salary adjustments are effective following the performance evaluation conducted on the anniversary of the hiring date for the Named Executive Officers other than the CEO. Base salaries, including merit increases, for the Named Executive Officers other than the CEO in 2008 were primarily based on our financial and overall performance in 2007, performance of the executive and the executive’s department(s) or division(s), and base salary levels at comparable peer financial institutions. Merit increases in base pay are designed to reward our Named Executive Officers for their job performance and to manage pay growth consistent with our stated compensation objectives.

The base salary for our CEO is set forth in his employment agreement (see “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Employment and Resignation Agreements”). Due to the financial crisis currently affecting the U.S. economy, Mr. Yoo declined to accept the salary increase specified in his employment agreement. In determining the base salary of our CEO when negotiating the terms of his employment agreement, the Committee reviewed the levels of such salaries at comparable financial institutions, and retained the services of Chrisman & Company, Inc. (“Chrisman”), an executive search firm, to assist in the search process and provide information on appropriate compensation levels based on surveys of comparable financial institutions and other relevant information available to Chrisman.

Due to the financial crisis currently affecting the U.S. economy, our CEO also recommended to the Committee in January 2009, and the Committee accepted his recommendation, that salaries of the other Named Executive Officers not be increased.

Performance-Based Bonuses. The Compensation Committee has historically awarded annual incentive bonuses to the Named Executives Officers other than the CEO after reviewing the Company’s and each individual’s performance for the past year. The incentive bonuses have been intended to reward these individuals for favorable performance. The Compensation Committee has taken into consideration the CEO’s recommendations, as well as corporate and individual performance objectives, which include asset and revenue growth, asset quality, identification of strategic opportunities, and core earnings performance. The Committee has also considered subjective factors such as the safety and soundness of the organization, including credit quality, capital management, personnel management and regulatory compliance. The combined salaries and bonuses for the Named Executive Officers have been targeted to be near the median range for executives in comparable positions at peer institutions. The bonus policy has sought to align the interests of the executives with those of the shareholders by setting appropriate performance targets that enhance the Company’s value. Again, due to the Company’s participation in the Capital Purchase Program, the Committee intends to revisit this entire issue later this year after the Treasury Department and the SEC have issued appropriate implementing rules and/or clarifying guidance under the Stimulus Bill.

Due to the financial crisis currently affecting the U.S. economy and the Company’s performance in 2008, no such performance-based bonuses were awarded to the other Named Executive Officers for 2008.

For the CEO, the calculation of the annual incentive bonus amount is set forth in his employment agreement as described below. Since the Company’s pre-tax earnings in 2008 did not exceed its pre-tax earnings for the previous year, the CEO was entitled to the minimum incentive bonus amount of $40,000. However, in view of the financial crisis and Company performance discussed above, and the fact that as a result, the other Named Executive Officers did not receive any performance-based bonuses for 2008, Mr. Yoo declined to accept this incentive bonus to which he was entitled.

Company-wide Bonus Program. All of the Named Executive Officers, except for the CEO, also participate in a Company-wide bonus program for all employees pursuant to which they receive relatively small mid-year and year-end bonuses which are also awarded at the discretion of the Board of Directors. The mid-year and year-end bonus amounts are generally based on a survey of such bonuses awarded by competitor banks and consideration of the Company’s overall condition. Pursuant to this Company-wide program, the Named Executive Officers each received a mid-year bonus in July 2008, which was 30% of their monthly base salary; and a year-end bonus in December 2008 of $700.

Equity Incentives

The Compensation Committee is responsible for granting equity compensation awards under our stock incentive plan to our Named Executive Officers, and grants such awards to further each of our stated compensation program objectives.

Consistent with our general philosophy of granting substantial options upon the initial appointment of our Named Executive Officers, our current CEO and our current Executive Vice President and General Counsel were each granted stock options in February 2007, on or shortly after their appointments, to purchase 100,000 and 50,000 shares, respectively, of our authorized but unissued common stock. In April 2007 and August 2007, respectively, on or shortly after their appointments, our Executive Vice President and Chief Financial Officer, and our Senior Vice President and Chief Operations Officer, were granted stock options to purchase 50,000 and 30,000 shares, respectively. The options granted to our CEO vest at the rate of one-third per year commencing one year from the date of grant, and the options held by the other Named Executive Officers vest at the rate of 20% per year commencing one year from the date of grant.

We also grant additional options from time to our other officers and employees, and the option grants are timed to follow the release of earnings to our shareholders. Except in the case of new hires, options may only be granted during open trading windows (i.e., at times when directors and executive officers are permitted to trade personally) pursuant to the Company’s Insider Trading Policy, and no options may be granted to anyone if material nonpublic information is available to the Committee at the proposed time of grant. The exercise price per share is equal to 100% of the market price per share on the date of grant, as determined by the closing price of the Company’s stock quoted that day on the Nasdaq stock market. The specific terms of each stock option are determined at the discretion of the Board of Directors or the Compensation Committee, subject to specific limitations and requirements set forth in the stock incentive plan.

Stock options provide grantees the opportunity to buy shares of our common stock at a certain exercise price during a ten-year term, subject to a specified vesting schedule. This enables the grantee to benefit from expected appreciation in the value of the Company’s stock if its future performance remains strong. Holders of options have no rights as shareholders unless and until they exercise their options.

Perquisites and Other Personal Benefits

Consistent with the Company’s compensation objectives, the Named Executive Officers are provided perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program and which keep us competitive in the marketplace. The Committee periodically reviews the level of perquisites and other personal benefits provided to the Named Executive Officers for suitability with our program objectives. The Named Executive Officers receive medical and life insurance benefits as well as 401(k) Plan matching employer contributions which are available to all employees. In addition, the Named Executive Officers receive automobile allowances or the use of automobiles, and gas and cellular telephone allowances or reimbursement; and the CEO and the Chief Credit Officer also receive golf club membership dues. The amounts of such benefits are included and explained in the Summary Compensation Table below (see ““EXECUTIVE OFFICER AND DIRECTOR COMPENSATION—Summary Executive Compensation Information”), with the exception of the medical and life insurance benefit amounts which are excluded in accordance with SEC rules.

Conclusion

The Compensation Committee intends to continue to link executive compensation to corporate performance and shareholder return. We believe our executive compensation policies and programs serve the best interests of our Company and our shareholders. The various pay vehicles offered are balanced to compensate our executives for current performance and provide motivation for them to contribute to our overall future success, thereby enhancing the Company’s value for the benefit of all our shareholders.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Executive Compensation Information

The following table sets forth certain summary compensation information with respect to our Chief Executive Officer, and our only other executive officers who served during 2008 whose total compensation for the fiscal year ended December 31, 2008, exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary[18]		Bonus[19]		Non-Equity Incentive Plan Compensation[19]		Option Awards[20]	All Other Compensation[21]	Total
Jae Whan Yoo President and Chief Executive Officer	2008 2007	$257,906 239,583	[22]	$	— 60,000	$	— 40,000	$286,133 278,880	$51,423 40,622	$595,462 659,085
Lisa Kim Pai Executive Vice President General Counsel, Corporate Secretary and Chief Risk Officer	2008 2007	192,500 131,653	[22]		5,700 72,500		— —	81,368 84,360	20,047 9,500	299,615 298,013
Lonny D. Robinson Executive Vice President and Chief Financial Officer	2008 2007	192,500 130,961	[22]		5,700 72,500		— —	56,393 42,740	11,400 8,300	265,993 254,501
Jason K. Kim Senior Vice President and Chief Credit Officer	2008 2007 2006	140,157 134,766 122,012			4,215 66,900 136,120		— — —	22,891 13,630 14,937	27,264 18,807 19,717	194,527 234,103 292,786
Sook Kyong Goo Senior Vice President and Chief Operating Officer	2008 2007	150,000 51,730	[22]		4,450 36,250		— —	23,548 11,597	18,634 3,750	196,632 103,327

(18)	Includes portions of these individuals’ salaries, if applicable, which were deferred pursuant to the Company’s 401(k) Plan (the “401(k) Plan”). The 401(k) Plan permits all participants to contribute up to 15% of their annual compensation on a pre-tax basis (subject to a statutory maximum, which contributions vest immediately when made). The Company's policy is to match 75% of the employee's contribution up to 4% of his or her compensation, and 25% of the employee's contribution that exceeds 4% but is less than 8% of his or her compensation, which contributions become vested over a period of six years at the rate of 20% per year beginning at the end of the second year of completed employment.

(19)	Mr. Yoo was entitled to receive a non-equity incentive plan award of $40,000 for 2008 based on his employment agreement, but declined to accept this incentive bonus in view of the financial crisis affecting the U.S. economy and the fact that as a result, the other Named Executive Officers did not receive performance-based bonuses for 2008. (See “COMPENSATION DISCUSSION AND ANALYSIS – Performance-Based Bonuses”). However, all of the Named Executive Officers, except for the CEO, received small mid-year and year-end bonuses in 2008 due to their participation in a Company-wide bonus program for all employees, which bonuses were awarded at the discretion of the Board of Directors. The non-equity incentive plan compensation for Mr. Yoo for 2007 consisted of the minimum incentive bonus payable based on the formula in his employment agreement (see “Potential Payments Upon Termination or Change in Control – Employment and Resignation Agreements”). All amounts in the “Bonus” column consist of discretionary bonuses (performance-based and/or Company-wide) and are shown for the year earned. Some of the bonuses and all of the non-equity incentive amounts were paid in the following year.

(20)	Represents amounts expensed under FAS 123R for the fiscal year related to the current year vesting of options for each Named Executive Officer that were granted in 2007 or prior years. The assumptions used in valuing these stock and option awards are detailed in Note 14 to the financial statements contained in our Annual Report to Shareholders for 2008.

(21)	Figures in the “All Other Compensation” column include employer contributions to these individuals’ accounts pursuant to the 401(k) Plan, automobile allowances or depreciation expense, gas and cellular telephone allowances or reimbursement, and golf club membership dues in the case of Messrs. Yoo and Kim. The depreciation expenses for the automobile supplied to Mr. Yoo were $31,987 and $29,322 in 2008 and 2007, respectively. All other amounts described in this footnote were less than $10,000 per individual per year.

(22)	Represents salary paid from commencement of this individual's employment through December 31, 2007. Mr. Yoo and Ms. Pai commenced their employment on January 16 and February 21, 2007, respectively. Mr. Robinson commenced employment as Interim Chief Financial Officer on February 12, 2007 and was appointed to his current position on April 9, 2007. Mrs. Goo commenced her employment on August 13, 2007.

Grants of Plan-Based Awards

No plan-based awards were granted to the Named Executive Officers during 2008. Mr. Yoo was entitled to receive a non-equity incentive plan award of $40,000 for 2008 based on his employment agreement, but declined to accept this incentive bonus in view of the financial crisis affecting the U.S. economy and the fact that as a result, the other Named Executive Officers did not receive any bonuses for 2008. (See “COMPENSATION DISCUSSION AND ANALYSIS – Performance-Based Bonuses.”)

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding equity awards held by the Named Executive Officers at December 31, 2008:

Outstanding Equity Awards at Fiscal Year-End23

Name	Number of Shares Underlying Unexercised Options – Exercisable	Number of Shares Underlying Unexercised Options – Unexercisable	Option Exercise Price	Option Expiration Date
Jae Whan Yoo	33,333	66,667	$22.14	02/14/17

Lisa Kim Pai	10,000	40,000	22.37	02/21/17

Lonny D. Robinson	10,000	40,000	17.06	05/09/17

Jason K. Kim	4,320 8,640 1,800 2,400 4,000	— — — 1,600 16,000	5.00 5.93 13.42 21.06 17.00	03/15/12 05/15/12 01/20/14 05/23/15 06/07/17

Sook Kyong Goo	6,000	24,000	14.82	08/13/17

Option Exercises and Stock Vested

No stock options were exercised by the Named Executive Officers during 2008, and the Named Executive Officers did not have any stock awards as of December 31, 2008.

Deferred Compensation

In May 2004 the Board of Directors approved the Company’s Executive Deferred Compensation Plan, pursuant to which executive officers may elect to defer a portion of their annual compensation. The Deferred Compensation Plan is unfunded for tax purposes and for purposes of ERISA. The Named Executive Officers were all eligible to participate in the Executive Deferred Compensation Plan in 2008 but only two of them elected to participate. There are no employer contributions to the plan. The amounts to be deferred are selected initially by the participant and can generally be changed within 45 days before the beginning of the next plan year. Interest on the amounts deferred is credited monthly at the rate of 1% over the Wall Street Journal Prime Rate. The balance in the account is paid to the participant over a period of one year in twelve equal installments in the event of retirement, or in a lump sum within 30 days following earlier termination of employment, whether due to resignation, termination without cause, a change in control, or disability.

The following table sets forth information concerning the Executive Deferred Compensation Plan for the Named Executive Officers as of and for the fiscal year ended December 31, 2008:

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year
Jae Whan Yoo	—	—	—	—	—
Lisa Kim Pai	—	—	—	—	—
Lonny D. Robinson	—	—	—	—	—
Jason K. Kim	$15,141	—	$207	—	$15,348
Sook Kyong Goo	45,000	—	617	—	45,617

(23)	The options held by Mr. Yoo vest at the rate of one-third per year commencing one year from the date of grant, and the options held by the other Named Executive Officers vest at the rate of 20% per year commencing one year from the date of grant. Options are for terms of ten years and the exercise price per share is the closing price of the stock on the date of grant. Unvested options accelerate in the event of a change in control of the Company, and options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to the Named Executive Officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2008. The benefits which would be triggered in the event of a change in control consist of: (i) acceleration of unvested stock options; and (ii) for Mr. Yoo, Ms. Pai and Mr. Robinson, severance payments consisting of twelve months’ salary at the rate in effect as of the date of termination, plus a pro rata portion of the individual’s bonus for the partial year, if such individual were terminated or chose to voluntarily terminate his or her employment within one year following a change in control. If a change in control had occurred on December 31, 2008, all of the Named Executive Officers would have been entitled to exercise their unvested options as of that date, but no unvested options had any value on that date.

Employment and Change in Control Agreements. Effective January 16, 2007, the Company and Center Bank entered into a three year employment agreement with Jae Whan Yoo, who began his service as President and Chief Executive Officer on that day. The employment agreement specifies an annual base salary of $250,000 for the first year of the contract term, with annual increases thereafter based on increases in the applicable Consumer Price Index, not to exceed 7% per year. Mr. Yoo is also entitled to an incentive bonus equal to 4% of the amount of the Company’s pre-tax earnings for that year which exceed the Company’s pre-tax earnings for the previous year; provided, however, that in no event shall such bonus be less than $40,000 nor more than 75% of the amount of his annual base salary. Due to the financial crisis currently affecting the U.S. economy, Mr. Yoo declined to accept both the salary increase specified in his employment agreement and the incentive bonus to which he was entitled for 2008. Mr. Yoo also received stock options covering 100,000 shares of the Company’s authorized but unissued common stock, at the fair market value on the date of grant (February 14, 2007). The options are for a term of ten years and vest in installments of one-third per year commencing on the first anniversary of the date of grant. Mr. Yoo is also entitled to the use of a Company-owned automobile, medical and life insurance benefits, reimbursement for business expenses, and payment of country club membership expenses. In the event of termination without cause, Mr. Yoo will be entitled to receive his salary for the balance of term remaining under the agreement or twelve months, whichever is less, plus a pro rata portion of his bonus for the partial year. In the event of a change in control of Center Bank or the Company as defined in his employment agreement, if Mr. Yoo were terminated or voluntarily resigned within one year following the change in control, he would receive the same benefits as for termination without cause; provided, however, that the amount of any benefits to be paid under the agreement in the event of a change in control would be limited to the amounts allowed as deductible payments pursuant to Section 280G of the Internal Revenue Code.

On May 14, 2008 the Compensation Committee approved entering into Change in Control Agreements with Ms. Pai and Mr. Robinson. Pursuant to such agreements, Ms. Pai and Mr. Robinson would be entitled to severance payments consisting of twelve months’ salary at the rate in effect as of the date of termination, plus a pro rata portion of the individual’s bonus for the partial year, if such individual were terminated or chose to voluntarily terminate his or her employment within one year following a change in control as defined in the agreements.

As a condition of the Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (see discussion in “COMPENSATION DISCUSSION AND ANALYSIS” above), until the Company’s preferred stock issued pursuant to this program has been redeemed, payment of compensation to the Company’s Named Executive Officers including severance and future bonus payments, may be subject to restrictions and limitations under the terms of EESA, as modified by the American Recovery and Reinvestment Act of 2009 which was enacted in February 2009, and by such other legislation and regulations as may be adopted or implemented in the future.

Compensation of Directors

The Chairman of the Board receives $5,100 per month, the chairmen of the various Board committees receive $4,500 per month, and the other non-employee directors receive $3,500 per month, for their membership on the Board and attendance at Board and committee meetings. In 2008, the non employee directors decided to forgo any bonuses or additional cash compensation The non-employee directors also receive certain medical and dental benefits in excess of those provided to all employees. Specifically, each such director receives full medical and dental coverage (including dependent coverage) at no cost, compared to employees, who must pay between $50 and $160 per month depending on the type of coverage selected.

In May 2004, each of the non-employee directors became a participant in the Bank’s Director Survivor Income Plan, which provides for a payment to each director’s chosen beneficiary in the amount of $200,000. The Bank, in return, has purchased whole life insurance policies insuring the life of each director for amounts in excess benefits payable to such beneficiaries. The Bank is the beneficiary of each of the insurance policies.

The table below summarizes the compensation paid to the non-employee directors for the year ended December 31, 2008. Compensation paid to Jae Whan Yoo, the only director who is also a Named Executive Officer, is set forth above in the various sections above concerning compensation paid to the Named Executive Officers.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards[24]	All Other Compensation[25]	Total
David Z. Hong	$54,000	$61,356	$12,995	$128,351
Jin Chul Jhung	54,000	61,356	13,551	128,907
Chang Hwi Kim	54,000	61,356	13,449	128,805
Kevin S. Kim	10,500	—	4,940	15,440
Peter Y. S. Kim	61,200	61,356	19,667	142,223
Sang Hoon Kim	54,000	61,356	11,627	126,983
Chung Hyun Lee	54,000	61,356	13,528	128,884

(24)	Represents the amount expensed under FAS 123R for the fiscal year concerning options granted in 2007. The assumptions used in valuing these option awards are detailed in Note 14 to the consolidated financial statements contained in our Annual Report to Shareholders for 2008. Each non-employee director was granted an option on June 4, 2007 covering 30,000 shares of authorized but unissued common stock, at an exercise price of $17.23 per share, with an expiration date of June 4, 2017. Such options vest at the rate of one third per year commencing on the first anniversary of the date of grant. Information concerning stock options held by Jae Whan Yoo, who is also a Named Executive Officer, is set forth above under “Outstanding Equity Awards at Fiscal Year-End.”

(25)	Consists entirely of premiums for medical and dental insurance.

RELATED PARTY TRANSACTIONS

Certain of the Company’s executive officers and directors and the companies with which they are associated have been customers of, and have had banking transactions with Center Bank in the ordinary course of the Bank’s business since January 1, 2008, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness, and in the opinion of the Board of Directors, did not involve more than the normal risk of repayment or present any other unfavorable features.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed Grant Thornton, LLP (“Grant Thornton”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009. Grant Thornton audited the Company’s financial statements for the year ended December 31, 2008. Although not required to do so, the Board of Directors has chosen to submit this proposal to the vote of the shareholders in order to ratify the Audit Committee’s appointment of Grant Thornton. It is the intention of the persons named in the Proxy to vote such Proxy FOR the ratification of this appointment. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain Grant Thornton, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Grant Thornton are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The aggregate fees billed by Grant Thornton for the fiscal years ended December 31, 2008 and 2007 were as follows:

	2008	2007
Audit fees		$670,830
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—

Total		$670,830

None of the fees paid to Grant Thornton during 2008 and 2007 were paid under the de minimis safe harbor exception from Audit Committee pre-approval requirements. The Audit Committee concluded that the provision of the non-audit services listed above was compatible with maintaining Grant Thornton’s independence.

Board of Directors’ Recommendation and Required Vote

The proposal will be approved if the votes cast favoring the ratification of the appointment exceed the votes cast opposing it.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009, enacted in February 2009, requires the Company, among other things, to submit to its shareholders a non-binding vote on the compensation of the Company’s Named Executive Officers as disclosed in accordance with SEC regulations, until our preferred stock issued to the Treasury Department pursuant to the Capital Purchase Program has been redeemed (see “COMPENSATION DISCUSSION AND ANALYSIS” for further information about this program).

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any related disclosures contained in the proxy statement for the Company’s 2009 Annual Meeting of Shareholders.”

This vote shall not be binding on the Board of Directors or the Compensation Committee and will not be construed as overruling a decision by, nor create or imply any additional fiduciary duty by, the Board or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board of Directors’ Recommendation and Required Vote

The Board of Directors and the Compensation Committee believe that the Company’s compensation practices and procedures are (i) designed to accomplish the objectives stated in the Company’s compensation philosophy; (ii) competitive, reasonable and effective; and (iii) appropriately aligned with the long-term success of the Company and the interests of shareholders.

This proposal will be approved if the votes cast in favor exceed the votes cast against it.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning the Company’s 2010 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 29, 2009 in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under the federal securities laws.

The persons named as proxy holders for the 2010 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in the Company’s proxy materials for the Meeting, unless the Company receives notice of the proposal by March 12, 2010. If proper notice is received by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the proxy holders to vote said Proxy in accordance with the recommendations of the Board of Directors, and authority to do so is included in the Proxy.

DATED: April 28, 2009	CENTER FINANCIAL CORPORATION Jae Whan Yoo President and Chief Executive Officer

A COPY OF THE COMPANY’S 2008 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS, WHICH IS BEING SENT TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO LONNY D. ROBINSON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT 3435 WILSHIRE BOULEVARD, SUITE 700, LOS ANGELES, CALIFORNIA 90010.

REVOCABLE PROXY – CENTER FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS – May 27, 2009

The undersigned shareholder(s) of Center Financial Corporation (the “Company”) hereby nominates, constitutes and appoints David Z. Hong, Chang Hwi Kim, and Jae Whan Yoo, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”) of the Company to be held at the Olympic Office of Center Bank, 2222 West Olympic Boulevard, Los Angeles, California 90006 on Wednesday, May 27, 2009 at 6:00 p.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as stated on the reverse side.

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “FOR” ALL NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.

A	Proposals - THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3

1.	Election of Directors. To elect the following eight individuals to serve until the next annual meeting of shareholders and until their successors are elected and qualified: David Z. Hong, Jin Chul Jhung, Chang Hwi Kim, Kevin S. Kim, Peter Y.S. Kim, Sang Hoon Kim, Chung Hyun Lee and Jae Whan Yoo.

☐	Mark here to vote	☐	Mark here to WITHHOLD	☐	For all EXCEPT – To withhold authority
	FOR all nominees		vote from all nominees		to vote for any nominee(s), write the name(s) of such nominee(s) below.

2.	Ratification of Appointment of Accountants. To ratify the appointment of Grant Thornton, LLP as our independent registered public accounting firm for 2009, as described in the Company’s Proxy Statement dated April 28, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers, as described in the Company’s Proxy Statement dated April 28, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To transact such other business as may properly come before the Meeting and at any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

B	Non-Voting Items
Change of Address – Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting	☐

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within this box.	Signature 2 – Please keep signature within this box.